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                                                                     Exhibit 5.1

                                 June 25, 2001



Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240

Re:  Registration Statement on Form S-8
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Gentlemen:

     I am Senior Vice President and General Counsel of Atmos Energy Corporation, a Texas and Virginia corporation (the "Company"), and have acted as counsel to the Company in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,000,000 shares of common stock, no par value, of the Company (the "Shares"), which have been reserved for issuance from time-to-time pursuant to the Atmos Energy Corporation Employee Stock Ownership Plan and Trust, as amended (the "Plan").

     For the purpose of rendering this opinion, I have made such factual and legal examination as I deemed necessary under the circumstances, and in that connection I have examined, among other things, originals or copies of the following:


     (1) the Restated Articles of Incorporation of the Company, as amended to date;

     (2) the Bylaws of the Company, as amended to date;

     (3) the Plan, as amended to date;

     (4) such records of the corporate proceedings of the Company, and such other documents that we considered necessary or appropriate for the purpose of rendering this opinion; and

     (5) such other certificates and assurances from public officials, officers and representatives of the Company that I considered necessary or appropriate for the purpose of rendering this opinion.

     In connection with my examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.



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     On the basis of the foregoing examination, and in reliance thereon, I am of the opinion that the Shares, when issued pursuant to and in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

     This opinion is limited to the present laws of the State of Texas, the Commonwealth of Virginia and the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

     This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,


                              /s/ LOUIS P. GREGORY

                              Louis P. Gregory
                              Senior Vice President and
                              General Counsel